Exhibit (b)(ii)

Execution Copy

CEMEX, S.A.B. de C.V.
Ave. Ricardo Margain Zozaya 325
Colonia Valle del Campestre
San Pedro Garza García, N.L. 66265
Mexico

March 15, 2011

Citibank, N.A. – ADR Depositary
388 Greenwich Street, 14th Floor
New York, New York  10013

Re:           CEMEX, S.A.B. de C.V. – Subordinated Convertible Notes Due 2016 and 2018

Ladies & Gentlemen,

We refer to the Second Amended and Restated Deposit Agreement, dated as of August 10, 1999, by and among CEMEX, S.A.B. de C.V. (the “Company”), Citibank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder, as amended by Amendment No. 1 to Second Amended and Restated Deposit Agreement, dated as of July 1, 2005, and supplemented by the Letter Agreements, dated October 12, 2007 and as of March 30, 2010 (as so amended and supplemented, the “ADS Deposit Agreement”).  Terms used, but not otherwise defined, herein shall have the meaning ascribed to them in the ADS Deposit Agreement.

The Company has, upon the terms set forth in the Purchase Agreements, each dated March 9, 2011 (the “Purchase Agreements”), between the Company and the Initial Purchasers named therein, offered and sold (i) 3.25% Subordinated Convertible Notes due 2016, and (ii) 3.75% Subordinated Convertible Notes due 2018 (collectively, the “Notes”) outside the United States in reliance on Regulation S under the Securities Act, and in the United States in reliance on Section 4(2) of, and Rule 144A under, the Securities Act (the “Offer”).  The terms of the Offer and the Notes are more fully described in the Offering Memorandum, dated March 9, 2011, a copy of which attached hereto as Exhibit A.  The Notes sold pursuant to Regulation S are hereinafter referred to as the “Reg S Notes” and the Notes sold pursuant to Section 4(2) and Rule 144A are hereinafter referred to as the “Rule 144A Notes.”

This Letter Agreement will confirm our understanding and agreement as follows:

1.           Deposit of CPOs.  The Company and the Depositary hereby agree that the CPOs, each CPO representing (i) economic interests in two (2) Series A Shares, and (ii) one (1) Series B Share (collectively, the “Shares”) held in the CPO Trust (the “CPOs”), that may be delivered upon conversion of the Notes may be deposited with the Custodian under the ADS Deposit Agreement, in accordance with the terms hereof and thereof.  The Company hereby confirms that (x) the CPOs, and the Shares contained in the CPOs, to be deposited with the Custodian upon conversion of the Notes (i) will be duly authorized, and will be validly issued, fully paid and non-assessable, (ii) will rank pari passu in all respects, and will be fully fungible, with the CPOs, then on deposit with the Custodian under the ADS Deposit Agreement, and the Shares contained in the CPOs, as applicable,  (iii) will be legally issued and deposited by the Company and will not be stripped of any rights or entitlements by the Company prior to or upon deposit with the Custodian, (iv) will be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and (v) except in the circumstances contemplated in paragraph (3) below, are not “Restricted Securities” (as defined in the ADS Deposit Agreement), and (y) all pre-emptive rights (and any similar rights) with respect to the CPOs to be deposited, and the Shares contained in the CPOs, with the Custodian upon conversion of the Notes will be validly waived or exercised.

2.           Issuance and Delivery of ADSs upon Conversion of Notes.  The Company hereby instructs the Depositary to issue ADSs against the deposit of CPOs by or on behalf of the Company upon conversion of the Notes, subject to compliance with the terms and conditions of the ADS Deposit Agreement.  The Depositary hereby agrees to deliver ADSs representing the right to receive such CPOs in accordance with the ADS Deposit Agreements upon receipt of (i) the opinions referred in Section 5 below, and (ii) confirmation of deposit of the applicable CPOs by the Company.

3.           Issuance of Restricted ADSs.  In the event that (i) any Notes are converted by an Affiliate of the Company, or (ii) Rule 144A Notes are converted within six (6) months after the issuance of the Notes, the Company may need to cause restricted CPOs to be issued and deposited with the Custodian and may need to instruct the Depositary to issue Restricted ADSs in respect thereof, in each case upon the terms set forth in the Restricted ADS Letter Agreement entered into by the Company and the Depositary as of the date hereof (the “Restricted ADS Letter Agreement”).

4.           Representations and Warranties.  The Company hereby represents and warrants to the Depositary that (i) the terms of the Purchase Agreements provide that the Notes will be resold by Initial Purchasers named in the Purchase Agreements in accordance with Regulation S and Rule 144A under the Securities Act, (ii) it will deposit freely transferable CPOs upon conversion of the Notes in accordance with the terms and conditions of the Notes as set out in the Indentures, each dated March 15, 2011, between the Company and The Bank of New York Mellon, only (x) after completion of the applicable listing requirements of the NYSE, (y) in the case of a conversion of Rule 144A Notes, after the expiration of six (6) months after the issuance of the Rule 144A Notes (Regulation S Notes are convertible into freely transferable ADSs at any time after June 30, 2011), and (z) after receipt from the converting holder of the Notes, as part of the note conversion notice, of a certification (a copy of which will be provided to the Depositary upon request) that such person is not an Affiliate of the Company, and (iii) upon any conversion of (x) Rule 144A Notes within six (6) months after the issuance of the Rule 144A Notes, or (y) any Notes by any person who identifies itself as an Affiliate of the Company, it will cause Restricted CPOs to be deposited with the Custodian and shall instruct the Depositary to issue Restricted ADSs upon the terms contemplated in the Restricted ADS Letter Agreement.

5.           Opinions.  Promptly after the issuance of the Notes, the Company shall provide the Depositary with (i) an opinion of its Mexican counsel reasonably satisfactory to the Depositary which addresses, among other things, that this letter agreement is enforceable, all consents and approvals necessary under Mexican law for issuance and deposit of the CPOs issuable upon conversion of the Notes (based on the initial conversion rate and without considering any fundamental change or anti-dilution adjustment) with the Custodian have been obtained, such CPOs (and the Shares represented by the CPOs) are duly authorized, and, at the time ADSs are issued in respect thereof, such CPOs (and the Shares represented thereby) will be validly issued, fully paid and non-assessable and any pre-emptive or other similar rights with respect thereto will have been validly waived or exercised, and (ii) an opinion of its U.S. counsel which addresses, among other things, that no registration under the Securities Act is required of (x) the Notes in connection with their distribution as contemplated in the Purchase Agreements, and (y) the Shares, CPOs or ADSs in connection with the issuance and delivery of ADSs upon conversion of the Notes upon the terms set forth herein (other than the registration of the ADSs under an F-6 Registration Statement).

6.           Depositary Fees.  The Company and the Depositary agree that no depositary fees will be payable in connection with the conversion of Notes into ADSs.

7.           Fractional CPOs and ADSs.  Notwithstanding anything to the contrary in the ADS Deposit Agreement, the Company will not deliver to the Depositary or the Custodian in connection with the issuance of ADSs upon conversion of Notes, and the Depositary shall not be required to accept, under any circumstances (a) any fraction of a CPO, nor (b) a number of CPOs which upon application of the ADS to CPO ratio would give rise to a fraction of an ADS.

8.           F-6 Registration Statement.  The parties hereto confirm that a signed copy of this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to any existing Registration Statement on Form F-6 currently on file) that may be filed in respect of the ADSs.

9.           Miscellaneous.

(a)
The parties acknowledge and agree that the indemnification obligations contained in Section 5.8 of the ADS Deposit Agreement shall apply to all of the terms, conditions, obligations and performances under this Letter Agreement as if they were set forth in the ADS Deposit Agreement.

(b)
The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement and to effectuate the purpose and intent hereof.

(c)	This Letter Agreement shall be interpreted and all rights hereunder and the provisions hereof shall be governed by the laws of the State of New York.

(d)	This Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and permanent assigns,

(e)	This Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

(f)	This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

Kindly indicate your acceptance and agreement to the foregoing by signing this letter below in the space provided.

CEMEX, S.A.B. DE C.V.

By:	/s/ Rodrigo Treviño
Name: Rodrigo Treviño
Title: Chief Financial Officer/Attorney-in-Fact

Accepted and Agreed as of the date first written above CITIBANK, N.A., as Depositary

By:	/s/ Keith G. Galfo
Name: Keith G. Galfo
Title: Vice President